Exhibit 10 (xi)

SUMMARY DESCRIPTION OF THE
2004 COMPANY MANAGEMENT INCENTIVE PROGRAM

I.	Introduction

The 2004 Company Management Incentive Program (MIP) was designed to focus on two key factors that drive improvements in shareholder value: return on invested capital (ROIC) and sales growth.

II.	Objectives

The MIP is designed to:

  Encourage decision-making focused on producing a constantly improving rate of ROIC and on growing the business rapidly, thus leading to improvements in shareholder value.
  Influence participants to make decisions consistent with shareholders’ interests.
  Align management with Company objectives.
  Attract and retain the talent required to achieve the Company’s objectives.

III.	Eligibility

Positions that participate in this program are those that have significant impact on the Company. Eligibility for participation in this program is based on the determination of management. Criteria for inclusion are market practice, impact of the role on overall Company results and internal practice. Participation in this program is subject to the Terms and Conditions.

IV.	Performance Measures

Shareholder value will improve most dramatically if the Company can achieve two goals simultaneously:

1.	Produce a constantly improving rate of ROIC, and
2.	Grow the business rapidly.

The 2004 MIP will be based on ROIC, sales growth and individual performance. The payout earned for ROIC will be multiplied by a factor based on sales growth. A separate amount attributable to individual performance will then be added to the result. This can be represented algebraically as follows:

Total Payout = (ROIC Payout x Sales Growth Multiplier) + Individual Performance

ROIC is defined as operating earnings divided by net working assets:

ROIC	=	Operating Earnings
Net Working Assets

The ROIC component will range from 0% to 50% of a participant’s total Target Incentive.

Sales growth is defined as year-over-year performance:

Sales growth	=	Total Company Sales, Current Year	- 1
Total Company Sales, Prior Year

The sales growth component will not account for a specific portion of a participant’s total Target Incentive. Instead, it will serve as a multiplier of the ROIC payout.

The individual performance component is based on the individual participants’ performance against strategic objectives. Payouts under this portion of the program would be paid only if the Company achieved an actual ROIC result greater than 10%.

The individual performance component will range from 0% to 30% of a participant’s total Target Incentive.

V.	Target Award Opportunity

Target awards are established for each position based on the competitive market practice and internal considerations and are stated as a percentage of the employee’s base salary.

VI.	Determination Of Payment Amounts

The following process is used to determine the payment amount for each participant.

Step 1: Determine the performance results for ROIC and the resultant performance to goal. Compute the appropriate percentage of target award earned.

Step 2: Determine the performance results for sales growth and the resultant sales growth multiplier based on these results. Apply the sales growth multiplier to the ROIC payout.

Step 3: As long as ROIC is greater than 10%, add the individual performance component to determine the total percentage payout.

Step 4: Calculate each participant’s incentive amount earned as follows:

Incentive Amount Earned =
(Annualized Base Salary (as of 12/31) X Target Award %) X Total % Payout

Those employees who are eligible to participate for only part of the year will have their incentive amount adjusted accordingly, based on the eligibility provisions of the Terms and Conditions.

Step 5: The Compensation Committee of Management and the Compensation Committee of the Board must approve final incentive amounts.

Step 6: Once approved, final incentive amounts are forwarded to the Employee Systems Manager for payment.